Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:         Glenn Eanes
                      Vice President and Treasurer
                      540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES SECOND QUARTER RESULTS

________________________________________________________________________

Cash Dividend Declared

WINCHESTER, Virginia (November 25, 2008) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the second quarter of its fiscal year 2009, that ended on October 31, 2008.

Net sales declined 16% as compared with the second quarter of the prior fiscal year, to $134,939,000. Net sales also declined 16% during the six-month period ended October 31, 2008, compared with the comparable period of the prior fiscal year. The Company experienced remodeling sales declines in the low teens during both the three and six-month periods, and new construction sales declines approximating 20% in both periods as compared with prior year.

The Company generated a net loss of $481,000, or $0.03 per diluted share during its second quarter of fiscal year 2009, compared with net income of $1.2 million, or $0.08 per diluted share, in the second quarter of the prior fiscal year. The Company generated a net loss of $324,000, or $0.02 per diluted share during the six-month period ended October 31, 2008, compared with net income of $6,256,000, or $0.42 per diluted share, during the comparable six-month period of the prior fiscal year.

Gross profit for the second quarter of fiscal year 2009 was 14.4% of net sales, compared with 17.3% of net sales in the second quarter of the prior fiscal year. Gross profit was 15.2% of net sales during the first six months of fiscal year 2009, as compared with 19.0% of net sales during the comparable period of the prior fiscal year. The decline in gross profit margin during the three and six-month periods primarily reflected the unfavorable impact of inefficiencies in overhead and freight costs stemming from lower sales volumes, as well as the impact of higher fuel and petroleum-related costs upon both freight and materials costs.

Selling, general and administrative costs were 15.2% of net sales in the second quarter of fiscal 2009, down from 16.5% of net sales in the second quarter of the prior fiscal year. Selling, general and administrative costs were 15.6% of net sales in the first six months of fiscal year 2009, down from 16.3% in the comparable period of the prior fiscal year. The Company’s operating expenses during the second quarter of fiscal year 2009 were $5.8 million less than in the comparable period of the prior fiscal year, driven primarily by reductions in bad debt expense, headcount and other volume-related costs.

The Company generated free cash flow of $2.1 million in the second quarter of fiscal 2009 (defined as cash provided by operating activities net of cash used for investing activities), and used this cash to return $1.3 million to its shareholders primarily through maintenance of the Company’s regular quarterly dividend. The Company generated free cash flow of $2.4 million in the prior year’s second quarter.

The Company announced a quarterly cash dividend of $0.09 per share to be paid on December 22, 2008, to shareholders of record on December 8, 2008.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fourteen manufacturing facilities and nine service centers across the country.

     Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended October 31		Six Months Ended October 31
	2008	2007	2008	2007
Net Sales	$134,939	$160,231	$274,092	$326,287
Cost of Sales & Distribution	115,471	132,522	232,564	264,269

Gross Profit	19,468	27,709	41,528	62,018
Sales & Marketing Expense	15,122	18,525	30,691	38,743
G&A Expense	5,435	7,859	11,976	14,526

Operating Income (Loss)	(1,089)	1,325	(1,139)	8,749
Interest & Other (Income) Expense	(328)	(349)	(589)	(860)
Income Tax Expense (Benefit)	(280)	522	(226)	3,353

Net Income (Loss)	$(481)	$1,152	$(324)	$6,256

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	14,031,376	14,483,283	14,050,490	14,774,162
Earnings (Loss) Per Diluted Share	$(0.03)	$0.08	$(0.02)	$0.42

Balance Sheet

	October 31 2008	April 30 2008
Cash & Cash Equivalents	$61,055	$56,932
Customer Receivables	32,200	27,744
Inventories	41,236	46,981
Other Current Assets	10,188	11,731

Total Current Assets	144,679	143,388
Property, Plant & Equipment	141,960	150,840
Other Assets	20,045	20,571

Total Assets	$306,684	$314,799

Current Portion – Long-Term Debt	$841	$864
Accounts Payable & Accrued Expenses	53,013	55,170

Total Current Liabilities	53,854	56,034
Long-Term Debt	25,751	26,043
Other Liabilities	14,700	18,088

Total Liabilities	94,305	100,165
Stockholders’ Equity	212,379	214,634

Total Liabilities & Stockholders’ Equity	$306,684	$314,799

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Condensed Consolidated Statements of Cash Flows

	Six Months Ended October 31
	2008	2007
Net Cash Provided by Operating Activities	$16,506	$18,800
Net Cash Used by Investing Activities	(6,990)	(10,643)
Free Cash Flow	9,516	8,157

Net Cash Used by Financing Activities	(5,393)	(20,080)

Net Increase/(Decrease) in Cash and Cash Equivalents	4,123	(11,923)
Cash and Cash Equivalents, Beginning of Period	56,932	58,125

Cash and Cash Equivalent, End of Period	$61,055	$46,202

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